Exhibit 99.1
FOR IMMEDIATE RELEASE	Contacts:	Patrick H. Hawkins
November 2, 2016		Chief Executive Officer
Hawkins, Inc.		612/617-8524
2381 Rosegate		Patrick.Hawkins@HawkinsInc.com
Roseville, MN 55113
Kathleen P. Pepski
Chief Financial Officer
612/617-8571
Kathleen.Pepski@HawkinsInc.com

HAWKINS, INC. REPORTS
SECOND QUARTER FISCAL 2017 RESULTS

Minneapolis, MN, November 2, 2016 – Hawkins, Inc. (Nasdaq: HWKN) today announced second quarter results for fiscal 2017. Sales of $121.3 million for the three months ended October 2, 2016 represented an increase of 28.2% from $94.6 million for the same period of the prior year. Net income was $7.2 million, or $0.68 per diluted share, compared to net income of $5.7 million, or $0.54 per diluted share, for the same period in fiscal 2016.

For the six months ended October 2, 2016, Hawkins reported sales of $252.6 million as compared to $196.1 million for the same period of the prior year. Net income for the first half of fiscal 2017 was $14.8 million, or $1.40 per fully diluted share, compared to $12.5 million, or $1.17 per fully diluted share, for the first half of fiscal 2016.

“Our operating income for the quarter was up 28% over last year, with about half of that increase coming from our Health and Nutrition segment acquired at the end of the third quarter last year,” said Patrick Hawkins, Chief Executive Officer and President. “While sales from this segment were behind the previous quarter primarily due to the timing of customer orders, we continue to see opportunities for significant growth in this segment and have recently added sales, marketing and operations talent as we build bench strength within this segment. We believe these investments will allow us to drive incremental growth in the future, particularly for our value-added products and services, including product formulation, processing and blending capabilities.”

Mr. Hawkins continued, “Our Industrial segment reported a significant increase in operating profit. We realized increased profits on products carrying higher per-unit margins, which was partially offset by reduced sales of our agricultural products, where we believe demand from this market was weakened due to low crop prices. This segment also benefitted from reduced operations spending this quarter. In our Water Treatment segment, we saw increased sales of specialized products in many of our geographies and benefited from an acquisition we completed later last year, partially offset by less favorable weather conditions in certain regions. Higher staffing costs from resources we added over the last several months also offset a portion of the product margin gains.”

For the second quarter of fiscal 2017, Industrial segment sales were $55.8 million, a decrease of $2.5 million, or 4.3%, from the same period of the prior year. Lower raw material costs on certain products drove lower selling prices and the decrease in sales dollars. Water Treatment segment sales were $36.8 million for the most recent quarter, an increase of $0.6 million, or 1.7%, from the same period of the prior year. The increase in sales dollars was largely due to the business we acquired late in the second quarter of fiscal 2016 and increased volumes of specialized products, partially offset by lower per-unit selling prices due to reduced raw material costs on certain products. Sales for our Health and Nutrition segment established in the third quarter of fiscal 2016 were $28.5 million for the current quarter. This compares to pro forma sales of $29.4 million for the same period last year and sales of $31.9 million in the first quarter of fiscal 2017. The lower sales this quarter were primarily due to fluctuations in the timing of customer orders and certain customers working down inventory on hand.

Company-wide gross profit for the second quarter of fiscal 2017 was $27.0 million, or 22.3% of sales, an increase of $7.2 million from $19.8 million, or 20.9% of sales, for the same period of the prior year.

Gross profit for the Industrial segment was $10.2 million, or 18.2% of sales, for the quarter, an increase of $1.0 million from $9.2 million, or 15.7% of sales, for the same period of the prior year. While sales volumes were relatively flat in the quarter, our gross profit was improved due to a favorable product mix shift, lower raw material costs for certain products, and operational efficiencies as we increased our on-hand inventories during the quarter. The improvement in gross profit as a percentage of sales was largely due to decreased selling prices resulting from lower raw material costs. The LIFO method of valuing inventory increased gross profit by $0.3 million in the current year and had a nominal impact on gross profit for the same period of the prior year.
Gross profit for the Water Treatment segment was $11.1 million, or 30.0% of sales, for the quarter, an increase of $0.4 million from $10.6 million, or 29.3% of sales, for the same period of the prior year. The increase in gross profit dollars was primarily driven by increased sales volumes of specialized products that have higher per-unit margins, as well as profits from the business we acquired late in the second quarter of fiscal 2016. The LIFO method of valuing inventory increased gross profit by $0.1 million for the three months ended October 2, 2016 and had a nominal impact during the same quarter of the prior year.
Gross profit for our Health and Nutrition segment was $5.8 million, or 20.2% of sales, for the second quarter of fiscal 2017. This is a decrease of $1.4 million from the gross profit reported in the first quarter primarily resulting from lower sales with fixed production overhead costs. Inventories in this segment are valued using the FIFO method.

Company-wide selling, general and administrative expenses ("SG&A") were $14.9 million, or 12.3% of sales, for the quarter, compared to $10.3 million, or 10.9% of sales, for the same period of the prior year. SG&A expenses in our Health and Nutrition Segment were $4.5 million, accounting for the majority of the increase in the current quarter, and included $1.2 million of amortization expense on acquired intangible assets.

The Company borrowed $131.0 million to partially fund the acquisition of Stauber in the third quarter of fiscal 2016. As a result, adjusted EBITDA, a non-GAAP financial measure, has become an important performance indicator and a key compliance measure under the terms of our new credit agreement. An explanation of the computation of adjusted EBITDA is presented below. Adjusted EBITDA for the three months ended October 2, 2016 was $17.9 million, an increase of $4.6 million, or 35%, from adjusted EBITDA of $13.3 million for the same period in the prior year. The increase was due primarily to the addition of our Health and Nutrition segment and higher gross profits, partially offset by the increase in SG&A expenses in our other segments described earlier.
Our effective income tax rate was 37.7% for the three months ended October 2, 2016 compared to 40.2% for the three months ended September 27, 2015. Our tax rate for the quarter ended September 27, 2015 was impacted by $0.3 million of state income expense related to an audit assessment which covered multiple years. The effective tax rate is impacted by projected levels of annual taxable income, permanent items, and state taxes.

About Hawkins, Inc.

Hawkins, Inc. distributes, blends and manufactures bulk and specialty chemicals and other health and nutrition products for its customers in a wide variety of industries. Headquartered in Roseville, Minnesota, and with 41 facilities in 19 states, the Company creates value for its customers through superb customer service and support, quality products and personalized applications.

Reconciliation of Non-GAAP Financial Measure
We report our consolidated financial results in accordance with U.S. generally accepted accounting principles ("GAAP"). Because adjusted EBITDA is an important performance indicator and a key compliance measure under our credit agreement, we are providing this financial measure which is not computed according to GAAP. This financial measure is not meant to be considered in isolation or as a substitute for comparable GAAP measures. The method we use to produce non-GAAP results is not computed according to GAAP and may differ from the methods used by other companies.
Management uses this non-GAAP financial measure internally to understand, manage and evaluate our business and to make operating decisions. Management believes that this non-GAAP financial measure reflects an additional way of viewing aspects of our operations that, when viewed with our GAAP results, provides a more complete understanding of the factors and trends affecting our financial condition and results of operations.
We define adjusted EBITDA as GAAP net income adjusted for the impact of the following: net interest expense resulting from our net borrowing position; income tax expense; non-cash expenses including amortization of intangibles, depreciation, and charges for the employee stock purchase plan and restricted stock grants; and acquisition costs, if applicable.

Adjusted EBITDA	Three months ended		Six months ended
(In thousands)	October 2, 2016	September 27, 2015	October 2, 2016	September 27, 2015
Net Income (GAAP)	$7,190	$5,678	$14,794	$12,469
Interest expense (income), net	619	15	1,343	(6)
Income tax expense	4,352	3,815	9,114	7,889
Amortization of intangibles	1,521	291	3,043	600
Depreciation expense	3,688	3,095	7,241	6,350
Non-cash compensation expense	539	412	1,074	869
Stauber acquisition expenses	—	20	61	20
Adjusted EBITDA	$17,909	$13,326	$36,670	$28,191

Forward-Looking Statements

Various remarks in this press release constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements include those relating to the impact of the acquisition and other investments on our business operations and financial condition. These statements are not historical facts, but rather are based on our current expectations, estimates and projections, and our beliefs and assumptions. Forward-looking statements may be identified by terms, including “anticipate,” “believe,” “can,” “could,” “expect,” “intend,” “may,” “predict,” “should,” or “will” or the negative of these terms or other comparable terms. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and other factors, some of which are beyond our control and are difficult to predict. Actual results may vary materially from those contained in forward-looking statements based on a number of factors, including, but not limited to, our ability to maintain and integrate the acquired business, changes in competition and price pressure as a result of the pending acquisition or changes to our business resulting from the completed acquisition, changes in demand and customer requirements or processes for our products, interruptions in production resulting from hazards, transportation limitations or other extraordinary events outside our control that may negatively impact our business or the supply chains in which we participate, and our ability to consummate and successfully integrate other future acquisitions. Additional information concerning potential factors that could affect future financial results is included in our Annual Report on Form 10-K for the fiscal year ended April 3, 2016, as updated from time to time in amendments and subsequent reports filed with the SEC. Investors should take such risks into account when making investment decisions. Shareholders and other readers are cautioned not to place undue reliance on forward-looking statements, which reflect our management’s view only as of the date hereof. We do not undertake any obligation to update any forward-looking statements.

HAWKINS, INC. REPORTS
SECOND QUARTER, FISCAL 2017 RESULTS

HAWKINS, INC.
CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)
(In thousands, except share and per-share data)

	Three Months Ended		Six Months Ended
	October 2, 2016	September 27, 2015	October 2, 2016	September 27, 2015
Sales	$121,250	$94,592	$252,624	$196,088
Cost of sales	(94,218)	(74,781)	(197,376)	(155,542)
Gross profit	27,032	19,811	55,248	40,546
Selling, general and administrative expenses	(14,871)	(10,303)	(29,997)	(20,194)
Operating income	12,161	9,508	25,251	20,352
Interest (expense) income, net	(619)	(15)	(1,343)	6
Income before income taxes	11,542	9,493	23,908	20,358
Income tax provision	(4,352)	(3,815)	(9,114)	(7,889)
Net income	$7,190	$5,678	$14,794	$12,469

Weighted average number of shares outstanding - basic	10,536,309	10,545,992	10,524,724	10,563,267
Weighted average number of shares outstanding - diluted	10,586,939	10,589,824	10,581,253	10,614,484

Basic earnings per share	$0.68	$0.54	$1.41	$1.18
Diluted earnings per share	$0.68	$0.54	$1.40	$1.17

Cash dividends declared per common share	$0.42	$0.40	$0.42	$0.40